SECURITIES & EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                   FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                       Date of Report:  October 2, 2003


                           VILLAGE SUPER MARKET, INC.
            (Exact name of Registrant as specified in its charter)

New Jersey                            0-2633           22-1576170
(State or Other jurisdiction        (Commission      (I.R.S. Employer
 of incorporation)                   File Number)     Identification No.)

                              733 Mountain Avenue
                          Springfield, New Jersey 07081
                      (Address of principal executive offices)

                 Registrant's telephone number, including area code:
                                (973) 467-2200


Item 7.  Financial Statements and Exhibits

     (a)       None
     (b)       None
     (c)       Exhibits:

     Exhibit No.              Description

       99.1                   Press release issued by the registrant,
                              dated October 2, 2003

Item 12.  Results of Operations and Financial Condition.

     On October 2, 2003, Village Super Market, Inc. issued a press release announcing its consolidated financial results for the fourth quarter of its 2003 fiscal year ended July 26, 2003. The press release appearing in Exhibit 99.1 is not filed but is furnished in accordance with Item 12 of Form 8-K.


                                      SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       VILLAGE SUPER MARKET, INC.


                                       By:  s/s Kevin Begley
                                       Name:    Kevin Begley
                                       Title:   Chief Financial Officer

Exhibit 99.1


                             VILLAGE SUPER MARKET, INC.
                REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
                                 JULY 26, 2003

Contact:        Kevin Begley, C. F. O.
                (973) 467-2200 - Ext. 220

           Springfield, New Jersey - October 2, 2003 - Village Super Market, Inc. (NSD-VLGEA) today reported sales and net income for the fourth quarter and year ended July 26, 2003.

     Net income was $2,713,000 ($.87 per diluted share) in the fourth quarter of fiscal 2003, a decrease of 30% from the prior year. Net income declined due to a soft economy, a lower gross profit percentage, higher operating expenses as a percentage of sales and a higher effective tax rate. The gross profit percentage declined primarily due to higher promotional spending in the current year. The operating expense percentage increased primarily as a result of higher required contributions to employee health and pension plans.

     Sales in the fourth quarter of fiscal 2003 were $230,521,000. Total sales and same store sales both increased 2.3% from the prior year. Approximately half of the same store sales increase is due to higher sales in the Garwood and Hammonton stores, which opened during fiscal 2002 and are now included in same store sales.

     Net income for the fiscal year was $11,100,000 ($3.54 per diluted share), a decrease of 12% from the prior year. Excluding $967,000 (after-tax) of income received from two partnerships in fiscal 2003 and a $403,000 (after-tax) impairment charge in the prior year, net income declined 22%. The decline in net income for the fiscal year was primarily attributable to a soft economy, increased promotional activities, higher required contributions to employee health and pension plans and a higher effective tax rate. Sales were $902,420,000, an increase of 2.2% from the prior year. Same store sales increased 1.6%. Approximately half of the same store sales increase was attributable to improved sales in the Garwood and Hammonton stores after their inclusion in same store sales.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.

     This Press Release contains "forward-looking statements" within the meaning of federal securities law. Actual events and results may vary significantly from those contemplated or implied by such forward looking statements. The following are among the principal factors that could cause results to differ materially from forward-looking statements: local economic conditions; competitive pressures from the Company's operating environment; the ability of the Company to improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company on a cash flow basis; the success of operating initiatives; consumer spending patterns; increased cost of goods sold, including increased costs from the Company's principal supplier, Wakefern; the results of union contract negotiations; competitive store openings; the rate of return on pension plan assets; and other risk factors detailed herein and in the Company's filings with the SEC.


                           VILLAGE SUPER MARKET, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (Dollars in Thousands Except Per Share Amounts)

               13 Wks. Ended   13 Wks. Ended    Year Ended     Year Ended
               July 26, 2003   July 27, 2002   July 26, 2003  July 27, 2002

Sales           $  230,521      $  225,345      $  902,420     $  883,337

Cost of sales      172,250         167,425         677,056        661,694
                 ---------       ---------       ---------      ---------
Gross profit        58,271          57,920         225,364        221,643

Operating and
 administrative
 expense            50,625          48,680         196,273        189,835

Depreciation and
 amortization        2,239           2,193           8,929          8,002

Non-cash
 impairment charge     ---              --              --            640
                   -------         -------         -------        -------
Operating income     5,407           7,047          20,162         23,166

Income from
 partnerships           --              --           1,639             --

Interest expense,
 net                   661             883           2,982          3,234
                    ------         -------         -------         ------
Income before
 income taxes        4,746           6,164          18,819         19,932

Income taxes         2,033           2,289           7,719          7,374
                     ------         ------          ------         ------

Net income        $  2,713       $   3,875      $   11,100      $  12,558
                  ========        ========       =========       ========


Net income
 per share:

 Basic            $    .88       $    1.26      $     3.60     $    4.11
 Diluted          $    .87       $    1.23      $     3.54     $    4.00

Gross profit as
 a % of sales         25.3%           25.7%           25.0%         25.1%

Operating and
 admin.
 expense as a
 % of sales           22.0%           21.6%           21.7%         21.5%
